Exhibit 10.1

[Letterhead of Lucien Alziari,
Senior Vice President, Human Resources,
Avon Products, Inc.]

Personal & Confidential

November 2, 2005

Mr. Robert A. Toth
[Home Address]

Dear Bob:

     This letter sets forth the terms and conditions relating to your separation from employment with Avon Products, Inc. (“Avon” or the “Company”) and the benefits that the Company is prepared to offer to you in lieu of benefits under the Company’s Severance Policy, provided that you agree to and fulfill the conditions for such additional benefits outlined in this letter.

     1. Separation Date. Your last day of active employment with Avon will be November 11, 2005 (the “Separation Date”). At that time, you will receive a payment for any earned, but unused, vacation benefits through the Separation Date. The remaining provisions of this letter, including the benefits provided to you under Paragraphs 2, 4, 7, 8, and 9 below, are conditioned upon your remaining actively employed with Avon through the Separation Date and otherwise complying with this letter, including signing and not revoking the general release attached as Exhibit A to this letter. If you do not remain actively employed with Avon through the Separation Date, this letter will become null and void. After the Separation Date, you will remain on Avon’s payroll, as set forth and subject to the conditions below, through the expiration of the Continuation Period (as defined below).

     2. Special Salary Continuation Payments. You will receive salary continuation for the period beginning on the first day of the seventh month following your Separation Date (such beginning date expected to be June 1, 2006) and continuing until January 31, 2008 (the “Payment Period”). The aggregate gross amount of such salary continuation payments will be equal to two times your current annual base salary of $520,000, which equates to $1,040,000. This salary continuation will be paid in equal bi-weekly installments over the course of the Payment Period, less any and all required taxes and other withholdings. You will not, however, accrue any vacation days during the Continuation Period (defined as the period beginning on the day after the Separation Date and continuing through the expiration of the Payment Period) or thereafter.

     3. No Participation in Tax-Qualified Retirement Plans. You will not be entitled to continue to participate in Avon’s Personal Savings Account Plan or to accrue additional benefits under Avon’s Personal Retirement Account Plan during the Continuation Period or thereafter for any period during which the terms of such plans do not allow you to continue to accrue creditable service or to treat your salary continuation payments as compensation for purposes of such plans.

     4. EIP or MIP Awards. You will not be eligible for an EIP or MIP award, whether pro rata or otherwise, for 2005 or any subsequent year, and by agreeing to the terms in this letter, you hereby waive any such right that you may have to all or any portion of any EIP or MIP award for 2005 and subsequent years.

     5. No Performance Cash Plan Awards. You will not be eligible to participate in any awards under the 2005-2007 Performance Cash Plan or in any other future performance plans, and by agreeing to the terms in this letter, you hereby waive any such right that you may have to participate in any awards under the 2005-2007 Performance Cash Plan or in future performance plans.

     6. Participation in Deferred Compensation Plan. As a participant in Avon’s Deferred Compensation Plan, distributions under that plan will not begin until January of the year following the year in which the Continuation Period expires, subject to your then-valid payout election on file with Avon. After the Separation Date, you will no longer be eligible to defer any compensation into the Deferred Compensation Plan and you waive any right to participate therein.

     7. SERP Participation. Provided that you have fulfilled your obligations under the terms of this letter and under the terms of Avon’s Supplemental Executive Retirement Plan, at the conclusion of the Continuation Period you will be eligible to retire and receive benefits under the Rule of 85 under Avon’s Supplemental Executive Retirement Plan, in accordance with its terms as amended from time to time. In such case, you will receive credit for compensation and years of service during the Continuation Period under the Supplemental Executive Retirement Plan.

     8. Stock Options and Restricted Stock Units. The attached Statement of Stock Options and Restricted Stock Units lists your outstanding stock option and Restricted Stock Units vesting schedule. During the Continuation Period, your stock options and outstanding restricted stock units will continue to vest according to the terms of the applicable stock option agreement(s) and restricted stock unit agreements, respectively, and all other aspects of your stock options and restricted stock units will continue to be governed by the applicable stock option agreement(s) and restricted stock unit agreements, respectively. At the end of the Continuation Period, and provided that you have fulfilled your obligations set forth in this letter, you will be eligible to retire, in which case your vested stock options will continue to be exercisable in accordance with the terms of the applicable stock option agreement(s) and your unvested restricted stock units shall fully vest. Notwithstanding the foregoing, in no event will you be entitled to exercise any stock option once that stock option has expired in accordance with its terms.

     9. Welfare Benefits. During the Continuation Period, and provided that you are a participant in such plans as of the Separation Date, you will continue to be eligible to participate in the following benefit plans: Medical Insurance, Dental Insurance, Employee Assistance Program, Group Life Insurance, and Supplemental Life Insurance. Benefit coverage will be provided under the plan contribution levels previously selected. Your participation in the Short-Term and Long-Term Disability plans will cease following the Separation Date. In the event that, during the Continuation Period, you should become employed by another employer and are provided with medical and/or dental insurance coverage, you may either drop your Avon coverage or continue your coverage under both plans. Under the second alternative, your coverage will be coordinated between the two plans with your new employer’s plan serving as the primary payer. Employment with another company, however, will not cause any change in your continued entitlement to salary continuation and any other benefits set forth in this letter, subject to the restrictions of Paragraph 11 below. In the event that your health insurance coverage ceases during the Continuation Period due to a “qualifying event,” or due to the expiration of the Continuation Period, you will then be entitled to continued coverage under the federal law known as “COBRA” for the period provided therein at your own expense. If, at the conclusion of the Continuation Period, you are eligible to retire under Avon’s retiree medical plan, then you will be eligible for retiree medical coverage, subject to plan terms and any caps or limitations imposed thereon by Avon.

     Any continued participation in Avon’s employee benefit plans (including the plans listed in this Paragraph 9) will be in accordance with the provisions of the relevant plan documents, including any amendments to those plans that may be enacted from time to time, and any applicable elections that you may have on file with Avon. Nothing in this letter is intended to limit Avon’s right to amend, modify or terminate any or all of its employee benefit plans and programs.

     10. E-mail and Voicemail. Your e-mail and voicemail will be discontinued as of the Separation Date.

     11. Your Obligations to Avon. In consideration of and as a condition to your receiving the benefits being provided to you hereunder, you agree to the following provisions.

     (a) Effectiveness of Our Agreement and Your Continued Service Obligation. You will not be entitled to receive the benefits set forth in this letter unless you have signed and delivered to me this letter and the general release attached as Exhibit A and these documents have become effective (the “Effective Date” of these documents is set forth in the attached general release). You will also not be entitled to receive the benefits set forth in this letter unless, during the remaining period of your active employment noted above, you work with senior management of the Company and with the Human Resources Department to ensure a smooth transition of your responsibilities to your successor or to others within the organization.

     (b) Non-Disclosure of Information. You will not knowingly use or disclose, without Avon’s written consent (which may only be provided by the Chief Executive Officer of Avon), any secret, confidential, or proprietary information or knowledge relating to Avon or any of its affiliated companies, and their respective businesses, that you obtained during or as a result of your employment with Avon, such as, but not limited to, financial information and projections, marketing information and plans, product formulations and production methods, intellectual property and trade secrets, and other types of information not generally available to the public.

     (c) Non-Disparagement. You will not knowingly take any action or make any statement, whether written or oral, whether in public or private, that disparages or defames the goodwill or reputation of Avon or any of its associated companies, or of any of their directors, officers, and associates.

     (d) Confidentiality of Our Agreement. You will not disclose the terms and conditions of this letter to anyone, except as required by law or to your immediate family, financial and tax advisors, and legal counsel after securing their similar commitment of strict confidentiality.

     (e) No-Hire and Non-Solicitation. You will not, without Avon’s prior written consent (which may only be provided by the Chief Executive Officer of Avon), effective immediately and continuing until the third anniversary of the Separation Date, directly or indirectly, hire or solicit for hire, or aid in such solicitation, whether as an employee or an independent contractor, any employee of Avon or an affiliated company, including any solicitation of an employee to leave his or her Avon employment to work for any other business.

     (f) Non-Competition. You will not, without Avon’s prior written consent (which may only be provided by the Chief Executive Officer of Avon), effective immediately and continuing until the third anniversary of the Separation Date or such greater period of time as may be set forth in any equity award granted to you by the Company or in any such benefit plan in which you participate, directly or indirectly, accept employment with, act as a consultant or independent contractor to, or otherwise provide services to any direct selling business or any cosmetics business (collectively, “Restricted Businesses”). Restricted Businesses include, without limitation, Amway Corporation / Alticor Inc., O Boticário, Ebel International / Belcorp Corporation, De Millus, S.A., Faberlic, Forever Living Products, LLC USA, Herbalife Ltd., Hermès, Lady Racine / LR-International Cosmetic and Marketing GmbH, Mary Kay Cosmetics, Inc., Natura Cosmetics S.A., Mistine / Better Way (Thailand) Co. Ltd., Neways International, Newcup International, NuSkin Enterprises, Inc., Oriflame Cosmetics S.A., Sara Lee Corporation, Revlon, Inc., The Body Shop International PLC, Shaklee Corporation, Tupperware Corporation, the Unilever Group (N.V. and PLC), L’Oréal Group / Cosmair, Inc., The Estée Lauder Companies Inc., The Procter & Gamble Company, Reckitt Benckiser PLC, Gryphon Development / Limited Brands, Inc., Victory Corporation PLC (Virgin Vie, The Virgin Cosmetics Company, Virgin Ware), Vorwerk & Co. KG / Jafra

Worldwide Holdings (Lux) S.àR.L., Inc., Yanbal International (Yanbal, Unique), or any of their affiliates. As set forth more fully in Paragraph 15 below, no geographic limitation on this restriction is appropriate, and such a limitation would be counter to the protections that Avon is seeking to obtain by agreeing to provide you with the benefits set forth in this letter.

     (g) Cooperation. If deemed necessary by the Company, you will reasonably assist and cooperate with the Company (and its directors, agents, and attorneys) in all respects in connection with the conduct of any pending or future action, proceeding, internal investigation, governmental or regulatory investigation, civil or administrative proceeding, arbitration, or litigation involving the Company or any of its associated companies, including, without limitation, any such action, proceeding, investigation, arbitration, or litigation in which you are called to testify, and you will promptly respond to all reasonable requests by the Company relating to information that may be in your possession or under your control. This obligation shall exist regardless of whether the Company or any of its associated companies is named as a party or as a subject or target of any action, proceeding, investigation, arbitration, or litigation. You will also cooperate with the Company and be reasonably available to the Company with respect to continuing or future matters arising out of your employment or any other relationship with the Company and its associated companies, whether such matters are business-related, legal, or otherwise. You will perform all acts and execute and deliver all documents that may be reasonably necessary to fulfill the obligations created by this Subparagraph (g). Subject to applicable law and the Articles and Bylaws of the Company, the Company will promptly reimburse you for any reasonable out-of-pocket and travel expenses incurred by you in connection with your fulfillment of your obligations under this Subparagraph (g), provided that such expenses have been approved by the Company, in writing, prior to your incurring the expense. It is agreed that (i)the Company will provide you with reasonable advance notice regarding these activities, to the extent possible, and (ii) any requests made hereunder by the Company will be made in good faith and will not unreasonably interfere with your duties to any subsequent employer.

     (h) Forfeiture of Benefits. By signing this letter, you acknowledge that you understand that violations of any of the covenants contained in this letter are material and that any violations may forfeit, at Avon’s sole discretion, your benefits and payments under this letter (including salary continuation), but do not relieve you of your continuing obligations under this letter. In connection with the foregoing, Avon’s Senior Vice President of Human Resources or Senior Vice President and General Counsel will give you notice of any alleged violations of any of the covenants contained in this letter and you will have seven (7) days to respond in writing to such allegations. The absence of any such notice, however, shall not relieve you of any obligation you may have under this letter.

     (i) Equitable Relief. You acknowledge that the remedy at law for your breach of this Paragraph 11 will be inadequate, and that the damages flowing from such breach will not be readily susceptible to being measured in monetary terms. Accordingly, upon a violation of any part of this Paragraph 11, the Company will be entitled to immediate injunctive relief (or other equitable relief) and may obtain a temporary order restraining any further violation. No bond or other security will be required to obtain such relief, and you consent to the issuance of such equitable relief. Nothing in this Subparagraph (i) will be deemed to limit the Company’s remedies at law or in equity that may be pursued or availed of by the Company for any breach by you of any part of Paragraph 11.

     12. Return of Company Property. On the Separation Date, or at any other time upon request by Avon, you will be required to promptly deliver to Avon, and not keep in your possession, duplicate, or deliver to any other person or entity, any and all property that belongs to Avon or any of its affiliated companies, including without limitation, computer hardware and software, palm pilots, pagers, cell phones, other electronic equipment, keys, credit cards, identification cards, records, data, and other documents and information, including any and all copies of the foregoing.

     13. Entire Agreement; Amendments. You acknowledge that the entire consideration for your signing this letter and executing the general release attached as Exhibit A is expressly stated in this document. All other promises or agreements of any kind that have been made by or between the parties hereto (or by any other person or entity related to such parties) related to the subject matter of this letter are superseded by this letter. You agree that this letter may not be changed orally and may only be amended by a writing signed by the parties hereto. Notwithstanding the foregoing or any other provision of this Agreement, this Agreement will not supersede, or otherwise derogate from, any restrictive covenant or other obligation that you may have under any equity award granted to you by Avon or in any Avon benefit plan in which you participate (for example, obligations with respect to competition and confidentiality assumed by you in connection with your stock option awards).

     14. Internal Revenue Code Section 409A. You and Avon acknowledge that the requirements of Internal Revenue Code Section 409A (“Section 409A”) are still being developed and interpreted by government agencies, that certain issues under Section 409A remain unclear at this time, and that the parties hereto have made a good faith effort to comply with current guidance under Section 409A. Notwithstanding anything in this letter to the contrary, in the event that amendments to this letter are necessary in order to comply with current or future guidance or interpretations under Section 409A, including amendments necessary to ensure that compensation will not be subject to Section 409A, you agree that the Company will be permitted to make such amendments, on a prospective and/or retroactive basis, in its sole discretion.

     In establishing the payment schedules in this letter, Avon and you have attempted to comply with Section 409A’s “specified payment rule.” In the event that such payment schedules do not comply with such rule, and to the extent that any amount payable under this letter constitutes an amount payable under a “nonqualified deferred compensation plan” (as defined in Section 409A) following a “separation from service” (as defined in Section 409A), then, notwithstanding any other provision herein to the contrary, such payment will not be made until the date that is six months following your

“separation from service.”

     In addition, Section 409A requires you to complete and return the enclosed Distribution Election Form prior to your Separation Date.

     15. Severability; Judicial Modification. You agree that the provisions of this letter are severable and that it is your and the Company’s intent that the restrictions contained in this letter be enforced to the fullest extent permissible under the laws of each jurisdiction in which enforcement is sought. If any of the restrictions contained in this letter are for any reason held by a court to be excessively broad as to duration, activity, geographical scope, or subject, then such restrictions will be construed, judicially modified, or “blue penciled” in such jurisdiction so as to thereafter be limited or reduced to the extent required to be enforceable in such jurisdiction in accordance with applicable law. If any of the restrictions contained in this letter are held to be invalid, illegal, or unenforceable in any respect under any applicable law in any jurisdiction, then such invalidity, illegality, or unenforceability will not affect any other provision of this letter or any other jurisdiction, but such restrictions will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable restrictions had never been contained in this letter. You acknowledge and understand that, due to (a) the nature of the restrictions contained in this letter, (b) the global nature of the Company’s business and your position with the Company, and (c) the technological advancements in electronic communications around the world, any geographic restriction of your obligations under Paragraph 11 above would be inappropriate and counter to the protections sought by the Company thereunder.

     16. Voluntary Nature of Your Agreement; Right to Consult with Counsel. You are not required to accept and agree to this letter. Any election to do so by you is completely voluntary. By signing this letter, you warrant and represent that you have read this entire letter (including the attached general release), that you have had an opportunity to consult fully with an attorney or have voluntarily waived that opportunity, and that you fully understand the meaning and intent of this letter (including the attached general release).

     17. Governing Law; Jurisdiction. You agree that this letter will be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles. Any action at law or in equity for the enforcement of this letter, by either party, other than an action by the Company to enforce the restrictions contained in Paragraph 11 above, shall be instituted only in state or federal court having proper jurisdiction located within the State of New York, County of New York. An action by the Company to enforce the restrictions contained in Paragraph 11 above may be brought within any court in the State of New York, County of New York, or in any other court having proper jurisdiction.

     18. No Waiver. No waiver by either of the parties hereto of a breach of or a default under any of the provisions of this letter shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature. The failure of either of the parties, on one or more occasions, to enforce any of the provisions of this letter or to exercise any right or privilege hereunder shall not be construed as a waiver of any such provisions, rights, or privileges hereunder, or a waiver of any subsequent breach or default of a similar nature.

     19. Death. In the event of your death after your Separation Date through the end of the Payment Period: (a) the remaining unpaid payments of your salary continuation will continue to be paid to your spouse or other beneficiary designated in writing to us and (b) your benefits will be governed by the relevant benefit plans in which you participate.

     20. Counterparts. This letter may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

*   *   *   *   *   *

     Should you elect not to accept the terms contained in this letter, then you will be provided only with the benefits under the provisions of the Company’s Severance Policy and you will be notified by separate letter of your right to continued health insurance coverage, at your own expense, under the federal law known as COBRA.

     If you do not sign this letter and return it to Avon within 21 days of the date on which you receive this letter, then this offer will automatically be considered withdrawn and void and you will not be entitled to any benefits hereunder. If you sign and return this letter and the attached general release within this 21-day time period, then you will have seven days immediately thereafter to revoke your decision by delivering written notice of revocation to the Chief Executive Officer of Avon. If you do not revoke your decision during that seven-day period, then this letter will become binding and effective on the eighth day.

     Your signature below signifies your voluntary acceptance of the terms of this letter and your election to receive benefits hereunder, which benefits you acknowledge are in excess of those provided under Avon’s regular Severance Policy. Please sign and date both copies of this letter and the attached general release in the spaces provided, returning one copy to Avon and retaining the other copy for your records. If you elect not to accept this offer, please notify me, in writing, as soon as practicable of your decision.

     We thank you for your contributions to Avon, and wish you success with your future career.

Sincerely,

Avon Products, Inc.

By:	/s/ Lucien Alziari

Lucien Alziari
Senior Vice President of Human Resources

Cc:	Ann S. Moore, Chair, Compensation Committee
Gilbert L. Klemann, II, Senior Vice President and General Counsel

Accepted and agreed to:

/s/ Robert A. Toth	Date:	November 2, 2005

Robert A. Toth

EXHIBIT A- GENERAL RELEASE

     In consideration of the special severance benefits being provided to me under the letter to which this general release is attached as an exhibit (the “Letter”), I agree, on behalf of myself and my heirs, executors, administrators, and assigns, to forever release, dismiss, and discharge (except as provided by the terms and conditions of the Letter) Avon Products, Inc. (“Avon” or the “Company”) and its affiliated companies and their respective current and former officers, directors, associates, employees, agents, shareholders, and assigns (collectively referred to as the “Avon Released Parties”) from any and all actions, causes of action, claims, demands, judgments, charges, contracts, obligations, debts, and liabilities of whatever nature (“Losses”), that I and my heirs, executors, administrators, and assigns have or may hereafter have against the Avon Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof, including, without limitation, my employment relationship with Avon and the termination of such relationship, all matters arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law, any breach of contract, wrongful discharge, tort, breach of common-law duty, and violation of laws prohibiting any form of employment discrimination or other unlawful employment practice, including without limitation: the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq.; the Fair Labor Standards Act of 1938, as amended 29 U.S.C. §§ 201 et seq.; the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq.; Title VII of the Civil Rights Act of 1964, asamended, 42 U.S.C. §§ 2000e et seq.; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”); the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq.; the National Labor Relations Act of 1935, as amended, 29 U.S.C. §§ 151 et seq.; the New York State Human Rights Law, as amended, N.Y. Exec. Law §§ 290 et seq.; the New York City Human Rights Law, as amended, N.Y.C. Admin. Code §§ 8-101 et seq.; and any other equivalent federal, state, or local statute, rule, or regulation; provided that I do not release or discharge the Avon Released Parties (i) from any Losses arising under the ADEA that arise after the date on which I execute this general release, (ii) from any claims for benefits in which I am vested that I may have under the terms of any of the Company’s employee benefit plans applicable to me, and (iii) from any claims for a breach by the Company of its obligations under the Letter. It is understood that nothing in this general release is to be construed as an admission on behalf of the Avon Released Parties of any wrongdoing with respect to me, any such wrongdoing being expressly denied.

     With respect to my release of claims under the preceding paragraph, I understand that an amendment to the ADEA requires Avon to state the following: Avon advises me to consult with an attorney prior to signing this general release. Further, I have 21 days to consider whether to sign this general release, during which time Avon will not change or revoke the offer contained in the Letter. However, I am not required to consult an attorney or to delay accepting such offer and I may choose to waive part or all of the 21-day consideration period.

     I represent and warrant that I have not filed, and agree, to the maximum extent permitted by law, not to initiate or cause to be initiated on my behalf, any complaint, charge, claim, or proceeding against any of the Avon Released Parties before any federal, state, or local agency, court, or other body relating to my employment and the cessation thereof, and agree not to voluntarily participate in such a proceeding. However, I understand that nothing in this general release shall preclude or prevent me from filing a claim with the Equal Employment Opportunity Commission that challenges the validity of this general release solely with respect to my waiver of any Losses arising under the ADEA on or before the date on which I execute this general release.

     I further represent and warrant that I fully understand the terms of this general release, that I have been encouraged to seek the benefit of advice of counsel, and that I knowingly and voluntarily, of my own free will, without any duress, being fully informed, and after due deliberation, accept its terms and sign below as my own free act. I understand that, as a result of executing this general release, I will not have the right to assert that Avon or any other Avon Released Party unlawfully terminated my employment or violated any of my rights in connection with my employment.

     I understand that if I do not execute this general release and return it to Avon within 21 days of the date on which I received the Letter, then I will not be entitled to any benefits under the Letter. As long as I sign and return this general release and the Letter within such time period, I will have seven days immediately thereafter to revoke my decision by delivering written notice of such revocation to the Chief Executive Officer of Avon. If I do not revoke my decision during that seven-day period, then this general release and the Letter will become effective on the eighth day (the “Effective Date”).

     This general release shall be governed by the laws of the State of New York without giving effect to its conflict of laws principles.

/s/ Robert A. Toth	Date:	November 2, 2005

Robert A. Toth